Exhibit 10.1

EXECUTION COPY

THIRD AMENDMENT TO CREDIT AGREEMENT

This THIRD AMENDMENT TO CREDIT AGREEMENT (the “Amendment”) is entered into as of December 23, 2008 (the “Third Amendment Effective Date”), by and between HEARUSA, INC., a Delaware corporation (“Borrower”), and SIEMENS HEARING INSTRUMENTS, INC., a Delaware corporation (“Lender”).

Capitalized terms used herein without definition shall have the meanings given to such terms in the Credit Agreement (as defined in the Recitals).

RECITALS

A.        Borrower and Lender are parties to (a) the Second Amended and Restated Credit Agreement dated as of December 30, 2006, as amended by that certain First Amendment to Credit Agreement dated as of June 27, 2007 and Second Amendment to Credit Agreement and First Amendment to Investor Rights Agreement and Supply Agreement dated as of September 24, 2007 (the “2007 Amendments”) (as amended, the “Credit Agreement”); (b) the Investor Rights Agreement dated as of December 30, 2006, as amended by the 2007 Amendments and the Second Amendment to Investor Rights Agreement of near or even date herewith (as amended, the “Investor Rights Agreement”); and (c) the Amended and Restated Supply Agreement dated as of December 30, 2006, as amended by the 2007 Amendments and the Second Amendment to Supply Agreement of near or even date herewith (as amended, the “Supply Agreement”).

B.        Pursuant to a Stock Purchase Agreement by and between Borrower and Lender of near or even date herewith (the “Stock Purchase Agreement”), Borrower and Lender have agreed that Lender shall purchase, and Borrower shall issue, 6,400,000 shares of Borrower’s $0.10 par value common stock in consideration of the cancellation of certain trade payables owed to Lender in a face amount equal to the purchase price for such shares.

C.        A condition precedent to Lender’s obligations under the Stock Purchase Agreement is the execution and delivery by the Borrower and Lender of this Amendment.

NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, Borrower and Lender agree as follows:

1.	AMENDMENTS.
(a)	Amendments to Section 1.01 of the Credit Agreement

(i)        The definition of “Agreement” in Section 1.01 of the Credit Agreement is amended in its entirety to read as follows:

“Agreement” means this Second Amended and Restated Credit Agreement, together with all Exhibits and Schedules hereto, as the same may be amended, restated, supplemented or otherwise modified from time to time.

(ii)       The definition of “Maturity Date” in Section 1.01 of the Credit Agreement is amended in its entirety to read as follows:

“Maturity Date” means February 10, 2015.

(iii)      The definition of “Tranche B Loan Commitment” in Section 1.01 of the Credit Agreement is amended in its entirety to read as follows:

“Tranche B Loan Commitment” means the agreement of the Lender to continue the Existing Tranche B Loan on the Closing Date, the agreement of the Lender to make additional Tranche B Loans to the Borrower after the Closing Date pursuant to clause (a)(i) of the Acquisition Guidelines and the option of the Lender to make additional Tranche B Loans to the Borrower after the Closing Date pursuant to clause (b)(i) of the Acquisition Guidelines, all in an aggregate principal amount not to exceed $50,000,000.00 at any time less the aggregate amount outstanding under all Loans other than Tranche B Loans at such time.

(iv)      The definition of “Tranche C Loan Commitment” in Section 1.01 of the Credit Agreement is amended in its entirety to read as follows:

“Tranche C Loan Commitment” means the agreement of the Lender to continue the Existing Tranche C Loan on the Closing Date, the agreement of the Lender to make additional Tranche C Loans to the Borrower after the Closing Date pursuant to clause (a)(i) of the Acquisition Guidelines and the option of the Lender to make additional Tranche C Loans to the Borrower after the Closing Date pursuant to clause (a)(ii) and clause (b)(ii) of the Acquisition Guidelines, all in an aggregate principal amount not to exceed $50,000,000.00 at any time less the aggregate amount outstanding under all Loans other than Tranche C Loans at such time.

(v)       The definition of “Tranche C Loan” in Section 1.01 of the Credit Agreement is amended in its entirety to read as follows:

“Tranche C Loan” means (i) the Existing Tranche C Loan, (ii) each additional loan made by the Lender to the Borrower after the Closing Date pursuant to Section 2.01(c), and (iii) the Tranche D Loan and the Tranche E Loan outstanding as of the Third Amendment Effective Date, which are converted into, and continue as, a Tranche C Loan under this Agreement pursuant to Section 2.01(c) as of the Third Amendment Effective Date.

(vi)      Section 1.01 of the Credit Agreement is amended by adding the following new defined terms:

“Third Amendment Closing Statement” means a statement of Indebtedness owed to the Lender through the Third Amendment Effective Date and of certain trade payables outstanding and owed to Lender by Borrower through the Third Amendment Effective Date attached hereto as Exhibit F.

“Aggregate Purchase Price” has the meaning specified in the Stock Purchase Agreement by and between Borrower and Lender dated as of December 23, 2008 (the “Purchase Agreement”).

“Prepayment Premium” has the meaning specified in Section 2.04.

“Third Amendment Effective Date” means December 23, 2008.

“Trade Debt” has the meaning specified in the Purchase Agreement.

(b)	Amendments to Section 2.01 of the Credit Agreement

(i)        Section 2.01(a) of the Credit Agreement is amended in its entirety to read as follows:

(a)       Tranche A Loan. As of the Third Amendment Effective Date, there is no outstanding principal amount of the Tranche A Loan, and no accrued and unpaid interest thereon, and Borrower has no further rights to borrow under the Tranche A Loan.

(ii)       Section 2.01(b) of the Credit Agreement is amended in its entirety to read as follows:

(b)       Tranche B Loans. The outstanding principal balance of the Tranche B Loan, together with all accrued but unpaid interest thereon, immediately prior to and immediately following the Third Amendment Effective Date, is as set forth on the Third Amendment Closing Statement. On the terms and subject to the conditions contained in this Agreement, the Lender agrees to make additional loans to the Borrower as set forth in clause (a)(i) of the Acquisition Guidelines and in its sole and absolute discretion may make additional loans to the Borrower as set forth in clause (b)(i) of the Acquisition Guidelines. Each Tranche B Loan (i) may be made from time to time on any Business Day up to thirty (30) days prior to the Maturity Date, (ii) shall be repaid pursuant to the terms hereof and (iii) once repaid may be reborrowed. The aggregate outstanding principal amount of all Tranche B Loans may not exceed at any time the amount of the Tranche B Loan Commitment. The aggregate Tranche B Loans shall be evidenced by the Tranche B Note.

(iii)      Section 2.01(c) of the Credit Agreement is amended in its entirety to read as follows:

(c)       Tranche C Loans. Immediately prior to the Third Amendment Effective Date, the outstanding principal balance of the Tranche C Loan, the Tranche D Loan and the Tranche E Loan is as set forth on the Third Amendment Closing Statement and the accrued and unpaid interest thereon is as set forth on the Third Amendment Closing Statement. Effective as of the Third Amendment Effective Date, the Tranche C Loan shall comprise (i) the Tranche C Loan outstanding as of the Third Amendment Effective Date, (ii) the Tranche D Loan,

which as of the Third Amendment Effective Date shall convert into, and continue as, a Tranche C Loan hereunder, (iii) the Tranche E Loan, which as of the Third Amendment Effective Date shall convert into, and continue as, a Tranche C Loan hereunder, and (iv) designated trade payables as reflected on the Third Amendment Closing Statement, which trade payables shall convert into, and continue as, a Tranche C Loan. On the terms and subject to the conditions contained in this Agreement, the Lender agrees to make additional Tranche C Loans to the Borrower under the Agreement as set forth in clause (a)(i) of the Acquisition Guidelines and in its sole and absolute discretion may make additional loans to the Borrower pursuant to clause (a)(ii) and clause (b)(ii) of the Acquisition Guidelines.

(iv)      Section 2.01(d) of the Credit Agreement is amended in its entirety to read as follows:

(d)       Tranche D Loans. As of the Third Amendment Effective Date, the Tranche D Loans shall convert into, and continue as, a Tranche C Loan pursuant to Section 2.01(c) and Borrower shall have no further rights to borrow any Tranche D Loans.

(v)       Section 2.01(e) of the Credit Agreement is amended in its entirety to read as follows:

(e)       Aggregate Commitments. In no event may the aggregate outstanding principal amounts of all the Loans at any time exceed the Maximum Commitment.

(vi)      Section 2.01(f) of the Credit Agreement is amended in its entirety to read as follows:

(f)        Commitment Reductions. The Borrower may, from time to time, upon at least three Business Days’ notice to the Lender, terminate in whole or reduce in part the unused portions of the Tranche B Loan Commitment and the Tranche C Loan Commitment. Each partial reduction shall be in an amount of not less than $250,000 or an integral multiple of $250,000 in excess thereof and shall reduce permanently such Loan commitment then in effect.

(vii)     Section 2.01(g) of the Credit Agreement is amended in its entirety to read as follows:

(g)       Commitment Termination. The Tranche B Commitment and the Tranche C Commitment shall terminate on the Commitment Termination Date. The Tranche D Commitment shall terminate on the Third Amendment Effective Date.

(viii)    Section 2.01(h) of the Credit Agreement is amended in its entirety to read as follows:

(h)       Tranche E Loans. As of the Third Amendment Effective Date, the Tranche E Loans shall convert into, and continue as, a Tranche C Loan pursuant to Section 2.01(c) and Borrower shall have no further rights to borrow any Tranche E Loans.

(c)       Section 2.02(b) of the Credit Agreement is amended in its entirety to read as follows:

(b)       Order of Priority of Making of Loans. Loans that the Lender makes after the Closing Date shall be made as Tranche B Loans or Tranche C Loans as provided in the Acquisition Guidelines.

(d)       Section 2.03(b) of the Credit Agreement is amended in its entirety to read as follows:

(b)       Repayment of Tranche B Loans. On the 20th day after the last day of each Fiscal Quarter after the Closing Date (a “Tranche B Loan Payment Date”), commencing on January 19, 2007, subject to the provisions of Section 2.03(f), (g) and (h) below, the Borrower shall pay down the principal amount of the aggregate outstanding Tranche B Loans in an amount equal to $65 per hearing aid for all hearing aids (including, without limitation, Rexton brand hearing aids but expressly excluding Electone brand hearing aids) purchased by Borrower from Lender during the Fiscal Quarter preceding the related Tranche B Loan Payment Date on each new “ship to” account for each Stand-Alone Acquisition financed with a Tranche B Loan (including Tranche B Loans outstanding on the Closing Date), plus all accrued and unpaid interest thereon as provided by Section 2.06(a) (such amounts the “Required Tranche B Payment”). On the Maturity Date, the Borrower shall pay the entire aggregate outstanding principal amount of the Tranche B Loans plus accrued and unpaid interest as provided in Section 2.06(a).

(e)       Section 2.04 of the Credit Agreement is amended by making the existing paragraph clause (a) and adding the following new clause (b):

(b)       Notwithstanding the provisions of Section 2.04(a), on or after a Change of Control, Borrower may not make any voluntary prepayments under Section 2.04(a) unless Borrower shall pay, together with the outstanding principal amount to be prepaid, and the accrued interest thereon, a prepayment premium equal to ten percent (10%) of such principal amount so prepaid (the “Prepayment Premium”).

(f)        Section 2.05(c) of the Credit Agreement is amended in its entirety to read as follows:

(c)       The Borrower shall prepay the Loan Balance contemporaneously with the closing of any sale or other disposition of a material part of its operating assets outside of the ordinary course of business, whether by sale of assets, transfer of stock, merger, reorganization or otherwise, in an amount equal to 50% of the Net Proceeds of such transaction. For purposes of this Agreement, “Net Proceeds” shall mean the result obtained by subtracting (i) an amount equal to Borrower's taxes payable as a result of the transaction in question plus Borrower's out of pocket expenses incurred in connection with the transaction in question, from (ii) the sum of (A) the cash paid, the market value of marketable equity or debt securities or interests, and the fair value of unmarketable equity or debt securities or interests issued or issuable (including the amounts reasonably expected to be recovered out of any escrow) to the Borrower, its Subsidiaries or its shareholders in connection with such transaction; (B) the principal amount of indebtedness (other than accounts payable and other normal accruals) of the Borrower or its Subsidiaries assumed by an acquiring party in connection with such transaction; and (C) the fair present value of absolute or contingent future payment obligations, such as earn-outs, arising in connection with such transaction that would be reasonably considered as part of the total consideration under generally accepted accounting principles.

(g)       Section 2.10 of the Credit Agreement is deleted in its entirety and shall read as follows:

[Intentionally omitted.]

(h)       Section 3.02 of the Credit Agreement is amended by adding the following new clause (c):

(c)       Not less than five (5) Business Days prior to the requested date of any new Loan, Borrower shall provide to Lender financial statements or other documentation that demonstrates to Lender’s satisfaction, such satisfaction as determined in Lender’s sole discretion, that Borrower has had positive cash flows from operations during each of the three months immediately preceding the date of the proposed Loan.

(i)        Section 3.03(d) of the Credit Agreement is deleted in its entirety and shall read as follows:

[Intentionally omitted.]

(j)        Section 5.07 of the Credit Agreement is amended by adding the following new clause (c):

(c)       as soon as available and in any event within fifteen (15) Business Days after the end of each fiscal month of the Borrower, an unaudited consolidated income statement and statement of cash flows of the Borrower and its Subsidiaries for such month, an unaudited consolidated balance sheet and statement of stockholders’ equity of the Borrower and its Subsidiaries as of the end of such month, and a consolidated statement of the ageing of the accounts receivables and inventory of the Borrower and its Subsidiaries as of the end of such month, all prepared in accordance with GAAP (except that such financial statements may (i) be subject to quarter and normal year-end audit adjustments and (ii) not contain all notes thereto that may be required in accordance with GAAP); provided, however, as is necessary for, and when requested by, Lender to comply with the future financial accounting reporting requirements of Siemens Aktiengesellschaft, a corporation under the laws of the Federal Republic of Germany, Borrower agrees to provide the financial information described in this Section 5.07(c) within three (3) Business Days after the end of each fiscal month of Borrower. Notwithstanding anything to the contrary in this Section 5.07(c), as soon as is available and in any event within three (3) Business Days after the end of each fiscal month of the Borrower, the Borrower shall furnish to Lender the Borrower’s estimated (i) net third party revenues, (ii) net hearing aids sold, (iii) gross profits, (iv) earnings before income and taxes (EBIT) and (v) cash for such month in form and content reasonably acceptable to Lender.

(k)       Section 5.13 of the Credit Agreement is amended in its entirety to read as follows:

Section 5.13.   Additional Agreements Between Affiliates, Etc.

The Borrower acknowledges that its Subsidiaries operating in Canada currently purchase from Affiliates of the Lender operating in Canada approximately 75% of the hearing aids purchased by the Borrower and its Subsidiaries in Canada. The Borrower (a) shall cause its Subsidiaries operating in Canada to use reasonable best efforts to enter into a supply agreement with the Lender’s Affiliates operating in Canada on mutually agreeable terms; (b) agrees that until such an agreement is entered into and implemented, the Borrower shall, and shall cause its Subsidiaries operating in Canada to, purchase from Affiliates of the Lender 70% or more of all hearing aids purchased by the Borrower and its Subsidiaries in or for sale in Canada; and (c) shall promptly provide the Lender from time to time such information and documents as the Lender may reasonably request to verify compliance with the covenant contained in clause (b).

(l)        Section 6 of the Credit Agreement is amended by adding the following new Section 6.11:

Section 6.11.   Disposition of Operating Assets.

Except in the ordinary course of its business, the Borrower shall not, and shall not cause its Subsidiaries to, sell, lease, transfer, or otherwise dispose of a material part of its business or operating assets, whether in one transaction or a series of transactions, and whether by asset sale, sale of securities of a Subsidiary, or otherwise, unless the Borrower prepays the Loan Balance contemporaneously with such sale or otherwise in accordance with Section 2.05(c).

(m)       Section 7.01(a) of the Credit Agreement is amended in its entirety to read as follows:

(a)       The Borrower shall fail to pay any principal (including, without limitation, mandatory prepayments of principal) of, or interest on, the Loans, any applicable Prepayment Premiums, any other amount due hereunder or under the other Loan Documents or any other Obligations hereunder when the same becomes due and payable; or

(n)       Exhibit A-1 of the Credit Agreement is deleted in its entirety.

(o)       Exhibit A-2 of the Credit Agreement is amended by:

(i) replacing the number “$30,000,000” in each place it appears with the number “$50,000,000”; and

(ii) replacing in the first paragraph “THIRTY MILLION” with “FIFTY MILLION”.

(p)       Exhibit A-3 of the Credit Agreement is amended by:

(i) replacing the number “$30,000,000” in each place it appears with the number “$50,000,000”; and

(ii) replacing in the first paragraph “THIRTY MILLION” with “FIFTY MILLION”.

(q)       Exhibit A-4 of the Credit Agreement is deleted in its entirety.

(r)       Exhibit A-5 of the Credit Agreement is deleted in its entirety.

(s)       Exhibit B of the Credit Agreement is deleted in its entirety and added in lieu thereof is Exhibit B attached hereto.

(t)       Exhibit D of the Credit Agreement is deleted in its entirety.

(u)       Section 2 Covenant of the First Amendment to Credit Agreement is deleted in its entirety.

2.         COVENANT. On the Third Amendment Effective Date, Borrower shall issue a replacement Tranche B Note and Tranche C Note to Lender and Lender shall cancel the existing Tranche B Note, Tranche C Note, Tranche D Note and Tranche E Note.

3.         REPRESENTATIONS AND WARRANTIES. As a material inducement to Lender to execute and deliver this Amendment, Borrower hereby represents and warrants to Lender (with the knowledge and intent that Lender is relying upon the same in entering into this Amendment) as follows:

(a)       After giving effect to this Amendment, the representations and warranties in the Credit Agreement are true and correct on the date hereof in all material respects, as though made on the date hereof, except to the extent that such representations and warranties expressly relate solely to an earlier date (in which case such representations and warranties shall have been true and accurate as of such earlier date).

(b)       As of the Third Amendment Effective Date and after giving effect to this Amendment, Borrower is in compliance with all covenants and agreements in the Credit Agreement.

(c)       After giving effect to this Amendment, no Default or Event of Default exists under the Loan Documents.

(d)       Borrower has the right and power, and has taken all necessary action to authorize it to execute, deliver, and perform this Amendment in accordance with its terms and to consummate the transaction contemplated hereby.

(e)       This Amendment has been duly executed and delivered by a duly authorized officer of Borrower, and is a legal, valid, and binding obligation of Borrower, enforceable against it in accordance with its terms.

(f)        The execution, delivery and performance of this Amendment in accordance with its terms, do not and will not, by the passage of time, the giving of notice, or otherwise: (i) conflict with, result in a breach of, or constitute a default under the articles of incorporation or the bylaws of Borrower, or any indenture, material agreement or other instrument to which Borrower is a party or by which it or any of its respective properties may be bound; or (ii) result in or require the creation or imposition of any Lien, except any Liens in favor of Lender, upon or with respect to any property now owned or hereafter acquired by Borrower.

4.	MISCELLANEOUS.

(a)       Effect on Credit Agreement. This Amendment shall not constitute a novation or termination of Borrower’s obligations under the Credit Agreement or any other Loan Document; and except as provided in this Amendment, the Credit Agreement and all other Loan Documents shall remain unchanged and in full force and effect, and are hereby ratified and confirmed. On and after the Amendment Effective Date, all references to the “Credit Agreement” or the “Agreement” shall be to the Credit Agreement, as herein amended. Except as expressly provided herein, the execution, delivery, and effectiveness of this Amendment shall not operate as a waiver of any rights of the Lender under the Credit Agreement, or any of the other Loan Documents, nor constitute a waiver under the Credit Agreement, or any other provision of the Loan Documents.

(b)       Amendment Effective Date. This Amendment shall be effective as of the Third Amendment Effective Date.

(c)       Reference to Miscellaneous Provisions. This Amendment and the other documents delivered pursuant to this Amendment are part of the Loan Documents referred to in the Credit Agreement, and the provisions relating to Loan Documents set forth in Article VIII of the Credit Agreement are incorporated herein by reference the same as if set forth herein verbatim.

(d)       Costs and Expenses. Each party hereto shall pay its own expenses in connection with the preparation, negotiation, execution, and delivery of this Amendment.

(e)       Counterparts. This Amendment may be executed in a number of identical counterparts, each of which shall be deemed an original for all purposes, and all of which constitute, collectively, one agreement. It is not necessary that all parties execute the same counterpart so long as identical counterparts are executed by Borrower and Lender.

(f)        Parties. This Amendment is binding on and inures to the benefit of Borrower, Lender, and their respective successors and assigns.

[Signatures appear on the following pages.]

IN WITNESS WHEREOF, the parties hereto have executed this Amendment in multiple counterparts as of the Third Amendment Effective Date.

HEARUSA, INC., as the Debtor

By:	/s/ Stephen J. Hansbrough
Name: Stephen J. Hansbrough
Title: Chairman and CEO

SIEMENS HEARING INSTRUMENTS, INC., as Secured Party

By:	/s/ Christi Pedra
Name: Christi Pedra
Title: Chief Executive Officer

By:	/s/ Nicolau Gaeta
Name: Nicolau Gaeta
Title: Chief Financial Officer

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SIGNATURE PAGE TO THIRD AMENDMENT TO CREDIT AGREEMENT